Exhibit 99.1

OnDeck Reports Fourth Quarter and Full Year 2014 Financial Results

Achieves Record Annual Gross Revenue of $158 Million and Record Annual Origination Volume of $1.2 Billion

New York, NY – February 23, 2015 – (BUSINESS WIRE) – On Deck Capital, Inc. (NYSE:ONDK), a leading platform for small business lending, today announced financial results for its fourth quarter and full year ended December 31, 2014.

Fourth Quarter and Full Year 2014 Financial Highlights

•	Gross revenue was a record $50.5 million for the quarter and a record $158.1 million for the full year, up 118% and 142%, respectively, from the comparable prior year periods.

•	Adjusted EBITDA* was a positive $0.6 million for the quarter and a loss of $0.2 million for the full year, compared to a loss of $2.1 million in the year ago quarter and a loss of $16.3 million in the prior year.

•	Adjusted net loss* was a loss of $0.8 million for the quarter and a loss of $4.6 million for the full year, compared to a loss of $3.2 million in the year ago quarter and a loss of $20.2 million in the prior year.

•	GAAP net loss improved to a loss of $4.3 million for the quarter and a loss of $18.7 million for the full year, compared to a loss of $5.6 million in the year ago quarter and a loss of $24.4 million in the prior year.

Fourth Quarter and Full Year 2014 Key Business Highlights

•	Origination volume increased to a record $369 million in the quarter and a record $1.2 billion for the year, reflecting growth of 120% and 152%, respectively, over the comparable prior year periods.

•	Combined Direct and Strategic Partner channel originations grew to 59% of origination volume and 70% of units for the full year, up from 44% and 54%, respectively, in the prior year.

•	OnDeck Marketplace®, OnDeck’s institutional investor loan purchase platform, grew to 18% of term loan originations during the fourth quarter of 2014, up from 8% in the third quarter of 2014.

•	OnDeck continued to innovate and scale, including expanding its Line of Credit product and initiating a pilot program to originate small business loans in Canada.

“OnDeck’s considerable achievements in 2014 reflect growing acceptance by small businesses of technology-enabled lending, as well as the need small business owners have for ongoing investment capital to manage and grow their businesses,” said Noah Breslow, Chief Executive Officer, OnDeck. “Powered by the OnDeck Score®, OnDeck is providing small business owners with reliable credit solutions to address their various capital needs. We will continue to increase our marketing and brand building efforts to raise awareness of our products and further invest in technology and data innovation to expand our product set and meet more of Main Street’s credit needs.”

“OnDeck delivered strong financial performance during the fourth quarter and full year, primarily driven by the momentum of our direct channel and expansion of our Marketplace business,” said Howard Katzenberg, Chief Financial Officer, OnDeck. “We generated triple digit top line growth during both the quarter and year, all while preserving the credit quality of our portfolio, passing along savings to our customers and achieving positive adjusted EBITDA in the fourth quarter.”

Review of Financial Results for the Fourth Quarter of 2014

Loan originations grew to $369 million during the fourth quarter of 2014, up 120% from the comparable prior year period. Loan growth reflected higher direct marketing investment as well as more effective loan decisioning enabled by the introduction of the fifth generation version of the OnDeck Score.

Gross revenue increased to $50.5 million during the fourth quarter of 2014, up 118% from the comparable prior year period. The increase in gross revenue was primarily due to growth in originations as well as higher average loans outstanding during the fourth quarter of 2014 compared to the prior year period. The effective interest yield for the fourth quarter of 2014 was 38.7%, down from 43.9% in the comparable prior year period, reflecting the mix shift in distribution channels, increase in average term length over the period and OnDeck’s continuing efforts to lower pricing for customers as it achieves cost efficiencies. Reflecting these trends, the average APR of loans originated in the fourth quarter was 51.2%, a decline of over ten percentage points from the prior year period.

*	See “About Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” below for more information regarding these financial measures which are not prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and for a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Net revenue increased to $25.4 million during the fourth quarter of 2014, up 186% from the comparable prior year period. Net revenue margin increased to 50.3% during the fourth quarter of 2014 from 38.3% in the prior year period, principally due to a lower cost of funds rate and a lower provision rate.

The cost of funds rate during the fourth quarter of 2014 declined to 5.1% of average funding debt, down from 9.9% in the comparable prior year period. The improvement was primarily the result of the company’s continued shift to lower-cost funding sources, including the company’s securitization that closed in the second quarter of 2014.

Provision for loan losses during the fourth quarter of 2014 increased to $20.4 million, up from $10.3 million during the year ago period, primarily as a result of the growth in originations. The provision rate in the fourth quarter of 2014 was 6.7%, compared to 6.9% in the comparable prior year period.

Operating expenses were $27.5 million during the fourth quarter of 2014, up 128% over the comparable prior year period as OnDeck accelerated investment in direct marketing, expanded its technology and analytics teams to support future growth and grew its infrastructure in becoming a public company. Operating expense as a percent of gross revenue for the fourth quarter of 2014 was 54.4%, up from 52.0% during the year ago period, reflecting these investments.

Adjusted EBITDA was a positive $0.6 million in the quarter, an improvement from a loss of $2.1 million in the comparable prior year period.

Adjusted net loss improved to $0.8 million, or $0.01 per share, for the quarter versus a loss of $3.2 million, or $0.74 per share, in the comparable prior year period.

OnDeck reported a GAAP net loss of $4.3 million, or $0.13 per share, for the quarter which included the adverse impact of a $2.1 million non-cash charge related to the increase in fair value of warrants outstanding prior to the IPO. This compares to a GAAP net loss of $5.6 million, or $1.78 per share, in the comparable prior year period.

Review of Financial Results for the Full Year of 2014

Loan originations grew to $1.2 billion in the full year ended December 31, 2014, up 152% from the prior year. Direct and Strategic Partner channel combined originations grew to 59% of origination volume and 70% of units during the year, up from 44% and 54%, respectively, in 2013. Loan growth during the full year reflected higher direct marketing investment as well as more accurate and effective loan decisioning enabled by the introduction of the fifth generation version of the OnDeck Score.

Gross revenue increased to $158.1 million in 2014, up 142% from 2013. The increase in gross revenue was primarily due to increased originations and higher loan balances outstanding in 2014. The effective interest yield was 40.4% for the year, down from 42.7% in 2013, primarily reflecting the mix shift in distribution channels, increase in average term length over the period and OnDeck’s continuing efforts to lower pricing for customers as it achieves cost efficiencies.

Net revenue increased to $73.4 million in 2014, up 191% from the prior year. The net revenue margin grew to 46.5% during the year, up from 38.7% in the prior year, due principally to a lower cost of funds rate.

The cost of funds rate in 2014 declined to 6.2% of average funding debt, down from 10.8% in 2013. The decline was primarily the result of the company’s continued shift to lower-cost funding sources, including the company’s securitization transaction that closed in the second quarter of 2014.

Provision for loan losses in 2014 increased to $67.4 million, up from $26.6 million in 2013, primarily as a result of the growth in originations. The provision rate for 2014 was 6.6%, compared to a provision rate of 6.0% in 2013.

Operating expenses were $80.5 million in 2014, up 81% over 2013 as OnDeck continued to invest in direct marketing and expand its technology and analytics teams to support future growth.

Adjusted EBITDA was a loss of $0.2 million in 2014, an improvement from a loss of $16.3 million in 2013.

Adjusted net loss improved to $4.6 million, or $0.09 per share, in 2014 versus a loss of $20.2 million, or $4.70 per share, in 2013.

OnDeck reported a GAAP net loss of $18.7 million, or $0.60 per share for 2014, which included the adverse impact of an $11.2 million non-cash charge related to the increase in fair value of warrants outstanding prior to the IPO. This compares to a GAAP net loss of $24.4 million or $8.64 per share in 2013.

Guidance for First Quarter 2015 and Full Year 2015

OnDeck provided the following guidance for the three months ending March 31, 2015 and year ending December 31, 2015.

First Quarter 2015

•	Gross revenue between $52 million and $54 million

•	Adjusted EBITDA between a loss of $2 million and a loss of $3 million

Full Year 2015

•	Gross revenue between $254 million and $258 million

•	Adjusted EBITDA between a loss of $2 million and a loss of $4 million

Conference Call

OnDeck will host a conference call to discuss fourth quarter and full year 2014 financial results on February 23, 2015 at 5:00 PM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 71535376. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck

OnDeck (NYSE: ONDK), a leading platform for small business loans, is committed to increasing Main Street’s access to capital. OnDeck uses advanced lending technology and analytics to assess creditworthiness based on actual operating performance and not solely on personal credit. The OnDeck Score®, the company’s proprietary small business credit scoring system, evaluates thousands of data points to deliver a credit decision rapidly and accurately. Small businesses can apply for a line of credit or term loan online in minutes, get a decision immediately and receive funds in as fast as the same day. OnDeck also partners with small business service providers, enabling them to connect their customers to OnDeck financing. OnDeck’s diversified loan funding strategy enables the company to fund small business loans from various credit facilities, securitization and the OnDeck Marketplace®, a platform that enables institutional investors to purchase small business loans originated by OnDeck.

Since 2007, OnDeck has deployed more than $2 billion to more than 700 different industries in all 50 U.S. states, and also makes small business loans in Canada. The company has an A+ rating with the Better Business Bureau and operates the website BusinessLoans.com which provides credit education and information about small business financing. On December 17, 2014, OnDeck started trading on the New York Stock Exchange under the ticker ONDK.

For more information, please visit www.ondeck.com and follow OnDeck on Twitter @OnDeckCapital.

About Non-GAAP Financial Measures

This press release and its attachments include Adjusted EBITDA and Adjusted net loss, which are financial measures not calculated or presented in accordance with United States Generally Accepted Accounting Principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “will,” “enables,” “expects,” “allows,” “continues,” “believes,” “anticipates,” “estimates” or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the first quarter and full year 2015. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit or gross margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; our plans to implement certain additional compliance measures related to our funding advisor channel and their potential impact; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion into new international markets, and our ability to effectively manage that growth; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; our liquidity and working capital requirements; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Relations Contact:

Kathryn Harmon

OnDeck

929-237-7861

kharmon@ondeck.com

Media Relations Contact:

Jonathan Cutler

JCUTLER Media Group

323-969-9904

jc@jcmg.com

On Deck Capital, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$220,433	$4,670
Restricted cash	29,448	14,842
Loans	504,107	222,521
Less: Allowance for loan losses	(49,804)	(19,443)

Loans, net allowance for loan losses	454,303	203,078
Loans held for sale	1,523	1,423
Deferred debt issuance costs	5,374	2,327
Property, equipment and software, net	13,929	7,169
Other assets	4,622	1,941

Total assets	$729,632	$235,450

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Liabilities:
Accounts payable	$4,360	$1,161
Interest payable	819	1,120
Funding debt	387,928	188,297
Corporate debt	12,000	15,000
Warrant liability	—	4,446
Accrued expenses and other liabilities	13,920	6,563

Total liabilities	419,027	216,587

Total redeemable convertible preferred stock	—	118,343

Stockholders’ equity (deficit):
Common stock - $0.005 par value, 69,031,719 and 4,467,614 shares issued and outstanding at December 31, 2014 and 2013, respectively	360	38
Treasury stock – at cost	(5,656)	(5,656)
Additional paid-in capital	442,969	1,614
Accumulated deficit	(127,068)	(95,476)

Total stockholders’ equity (deficit)	310,605	(99,480)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$729,632	$235,450

On Deck Capital, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue:
Interest income	$45,402	$21,868	$145,275	$62,941
Gain on sales of loans	4,254	788	8,823	788
Other revenue	835	516	3,966	1,520

Gross revenue	50,491	23,172	158,064	65,249

Cost of revenue:
Provision for loan losses	20,421	10,270	67,432	26,570
Funding costs	4,669	4,019	17,200	13,419

Total cost of revenue	25,090	14,289	84,632	39,989

Net revenue	25,401	8,883	73,432	25,260

Operating expense:
Sales and marketing	11,402	4,529	33,201	18,095
Technology and analytics	6,042	2,670	17,399	8,760
Processing and servicing	2,302	1,831	8,230	5,577
General and administrative	7,712	3,011	21,680	12,169

Total operating expense	27,458	12,041	80,510	44,601

Loss from operations	(2,057)	(3,158)	(7,078)	(19,341)

Other expense:
Interest expense	(124)	(206)	(398)	(1,276)
Warrant liability fair value adjustment	(2,110)	(2,243)	(11,232)	(3,739)

Total other expense	(2,234)	(2,449)	(11,630)	(5,015)

Loss before provision for income taxes	(4,291)	(5,607)	(18,708)	(24,356)

Provision for income taxes	—	—	—	—

Net loss	(4,291)	(5,607)	(18,708)	(24,356)
Less: Series A and Series B preferred stock redemption	—	—	—	(5,254)
Less: Accretion of dividends on redeemable convertible preferred stock	(3,057)	(2,056)	(12,884)	(7,470)

Net loss attributable to common stockholders	(7,348)	(7,663)	(31,592)	(37,080)

Net loss per common share – basic	($0.13)	($1.78)	($0.60)	($8.64)
Weighted-average common shares outstanding	57,417,188	4,316,397	52,556,998	4,292,026

Supplemental Information

Key Performance Metrics

(in thousands, except percentage data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Originations[1]	$369,445	$167,985	$1,157,751	$458,917
Unpaid principal balance[2]	$490,563	$215,966	$490,563	$215,966
Average loans[3]	$468,749	$199,404	$359,652	$147,398
Loans under management[4]	$571,759	$233,324	$571,759	$233,324
Effective interest yield[5]	38.7%	43.9%	40.4%	42.7%
Average funding debt outstanding[6]	$367,566	$162,334	$279,307	$124,238
Cost of funds rate[7]	5.1%	9.9%	6.2%	10.8%
Provision rate[8]	6.7%	6.9%	6.6%	6.0%
Reserve ratio[9]	10.2%	9.0%	10.2%	9.0%
15+ day delinquency ratio[10]	7.3%	7.6%	7.3%	7.6%

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
The Activity in Loan Balances
Unpaid principal balance beginning of period	$422,050	$173,805	$215,966	$90,276
+ Total originations	369,445	167,985	1,157,751	458,917
- Originations of loans held for sale	(63,578)	(18,937)	(140,578)	(18,937)
- Net charge-offs	(10,373)	(5,573)	(37,071)	(16,414)
- Principal paid down*	(226,981)	(101,314)	(705,505)	(297,876)

Unpaid principal balance end of period	$490,563	$215,966	$490,563	$215,966

+ Net deferred origination costs	13,544	6,555	13,544	6,555
Loans	504,107	222,521	504,107	222,521
- Allowance for loan losses	(49,804)	(19,443)	(49,804)	(19,443)

Loans, net allowance for loan losses	$454,303	$203,078	$454,303	$203,078

*	Includes unpaid principal balance of term loans rolled into new originations of $52,902 and $20,808 in the three months ended December 31, 2014 and 2013, respectively, and $158,876 and $59,623 for the twelve months ended December 31, 2014 and 2013, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Activity in the Allowance for Loan Losses
Allowance for loan losses beginning of period	$39,756	$14,746	$19,443	$9,288
+ Provision for loan losses	$20,421	$10,270	$67,432	$26,570
- Net charge-offs	(10,373)	(5,573)	(37,071)	(16,415)

Allowance for loan losses end of period	$49,804	$19,443	$49,804	$19,443

Non-GAAP Reconciliation11

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net loss	($4,291)	($5,607)	($18,708)	($24,356)
Corporate interest expense	124	206	398	1,276
Income tax expense	—	—	—	—
Depreciation and amortization	1,223	881	4,071	2,645
Stock-based compensation expense	1,395	171	2,842	438
Warrant liability fair value adjustment	2,110	2,243	11,232	3,739

Adjusted EBITDA [12]	$561	($2,106)	($165)	($16,258)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net loss	($4,291)	($5,607)	($18,708)	($24,356)
Stock-based compensation expense	1,395	171	2,842	438
Warrant liability fair value adjustment	2,110	2,243	11,232	3,739

Adjusted net loss[13]	($786)	($3,193)	($4,634)	($20,179)

Adjusted EPS[14]	($0.01)	($0.74)	($0.09)	($4.70)
Weighted-average common shares outstanding	57,417,188	4,316,397	52,556,998	4,292,026

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Stock-based Compensation
Sales and marketing	$361	$47	$686	$118
Technology and analytics	249	27	539	47
Processing and servicing	93	15	219	30
General and administrative	692	82	1,398	243

Total stock-based compensation	$1,395	$171	$2,842	$438

Supplemental Annual Information

	Year Ended December 31,
	2014	2013
Annual Origination Channel Distribution
Percentage of originations (number of loans15)
Direct	55.4%	44.1%
Strategic Partner	14.4%	10.3%
Funding Advisor	30.2%	45.6%
Percentage of originations (dollars)
Direct	44.7%	34.4%
Strategic Partner	13.9%	9.2%
Funding Advisor	41.4%	56.4%

Annual Origination by Customer Type
Percentage of originations (dollars)
New	49.9%	56.5%
Repeat[16]	50.1%	43.5%

Notes:

[1]	Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Originations exclude any fees paid to us by the customer in connection with the origination of a term loan or maintenance of a line of credit. Many of our repeat customers renew their loans before their existing loan is fully repaid. For originations, such repeat loans are calculated as the full renewal loan principal, rather than the net funded amount, which is the renewal loan’s principal net of the unpaid principal balance on the existing loan. We treat loans referred to, and funded by, our issuing bank partners and later purchased by us as part of our originations.
[2]	Unpaid principal balance represents the total amount of principal outstanding for term loans held for investment and amounts outstanding under lines of credit at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
[3]	Average loans for the period is the simple average of total loans outstanding as of the beginning of the period and as of the end of each quarter in the period. Total loans represents the unpaid principal balance, plus net deferred origination costs.
[4]	Loans under management represents the unpaid principal balance plus the amount of principal outstanding for loans held for sale, excluding net deferred origination costs, and the amount of principal outstanding of term loans the company serviced for others, each at the end of the period.
[5]	Effective interest yield is the rate of return we achieve on loans outstanding during a period, which is our annualized interest income divided by average loans. Net deferred origination costs in total loans consist of deferred origination fees and costs. Deferred origination fees include fees paid up front by customers when loans are funded and decrease the carrying value of loans, thereby increasing the effective interest yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the effective interest yield earned.
[6]	Funding debt outstanding is the debt that we use for our lending activities and does not include our corporate operating debt. Average funding debt outstanding for the period is the simple average of the funding debt outstanding as of the beginning of the period and as of the end of each quarter in the period.
[7]	Cost of funds rate is our funding cost, which is the interest expense, fees, and amortization of deferred issuance costs we incur in connection with our lending activities across all of our debt facilities, divided by the average funding debt outstanding, then annualized.
[8]	Provision rate equals the provision for loan losses divided by the new originations volume of loans held for investment in a period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period.
[9]	Reserve ratio is our allowance for loan losses as of the end of the period divided by the unpaid principal balance as of the end of the period.
[10]	15+ day delinquency ratio equals the aggregate unpaid principal balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the unpaid principal balance for such period. The majority of our loans require daily repayments, excluding weekends and holidays, and therefore may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ day delinquency ratio is not annualized, but reflects balances as of the end of the period.

[11]	Due to the uncertainty regarding and variability of certain items that will affect our expected GAAP net loss for the first quarter of 2015 and full year 2015, such as stock-based compensation, warrant revaluation and other items, we are currently unable to provide a reasonable estimate of our GAAP net loss for these future periods or a corresponding reconciliation to GAAP net loss. Our GAAP net loss for these future periods will be less favorable than our Adjusted EBITDA for these periods.
[12]	Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization, stock-based compensation expense and warrant liability fair value adjustment. EBITDA is impacted by changes from period to period in the fair value of the liability related to preferred stock warrants. Management believes that adjusting EBITDA to eliminate the impact of the changes in fair value of these warrants is useful to analyze the operating performance of the business, unaffected by changes in the fair value of preferred stock warrants which are not relevant to the ongoing operations of the business. All such preferred stock warrants converted to common stock warrants upon initial our initial public offering in December 2014.
[13]	Adjusted net loss represents our net income (loss) adjusted to exclude stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for adjusted EBITDA.
[14]	Adjusted EPS represents our net income (loss) adjusted to exclude stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for adjusted EBITDA, divided by the weighted average common shares outstanding during the period. Adjusted EPS does not include the impact of accretion of dividends on redeemable convertible preferred stock or Series A and B preferred stock redemptions.
[15]	Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.
[16]	Many of our repeat customers renew their loans before their existing loan is fully repaid. For originations, such repeat loans are calculated as the full renewal loan principal, rather than the net funded amount, which is the renewal loan’s principal net of the unpaid principal balance on the existing loan.